Exhibit 10.5

TERMINATION OF THE

STANDBY EQUITY DISTRIBUTION AGREEMENT

This consent (dated as of May 8, 2018 is to certify the mutual agreement made by and between YA II PN, LTD., (the “Investor”), and MICRONET ENERTEC TECHNOLOGIES, INC., (the “Company”) to terminate THE STANDBY EQUITY DISTRIBUTION AGREEMENT executed between the parties dated as of August 22, 2017, as modified by the letter agreement dated November 17, 2017 (collectively, the “SEDA”).

Whereas:

A.	On March 29, 2018 the parties entered into a securities purchase agreement pursuant to which, among other things, the Investor provided the Company with an additional $1,800,000 of financing.

B.	The parties intended that this additional financing would be in replacement of the commitment made available under the SEDA, and was not intended to co-exist with the SEDA.

C.	As a result, the Parties mutually agree to the termination of the SEDA;

Now therefore it is agreed as follows:

Pursuant to Section 11.02(b) of the SEDA, the Parties hereby terminate the SEDA effective upon the date of execution of this Agreement.

The parties hereby agree that the obligations of the Company to pay $200,000 of the Commitment Fee (as defined in the SEDA) pursuant to Section 13.05(ii) and to pay all of the $600,000 Contingent Commitment Fee (as defined in the SEDA) pursuant to Section 13.05(iii) shall be terminated.

COMPANY:
Micronet Enertec Technologies, Inc.

By:	/s/ David Lucatz
Name:	David Lucatz
Title:	Chief Executive Officer

INVESTOR:
YA II PN, Ltd.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title: